Exhibit 99.1

Contact: Pete De Spain Sr. Director, Investor Relations & Corporate Communications (858) 792-3729 pdespain@meipharma.com

MEI PHARMA ADDS FORMER YM BIOSCIENCES CEO NICK GLOVER TO

BOARD OF DIRECTORS

San Diego – June 11, 2013 – MEI Pharma, Inc. (Nasdaq: MEIP), an oncology company focused on the clinical development of novel therapies for cancer, announced today the appointment of Nick Glover, Ph.D., to its Board of Directors. Dr. Glover was most recently President and Chief Executive Officer of YM BioSciences, an oncology drug development company acquired by Gilead Sciences for $510 million in February 2013. The appointment of Dr. Glover increases MEI Pharma’s board to seven members, including six independent directors.

“Dr. Glover is a natural fit to round out our Board of Directors, adding a wealth of relevant strategic and operational knowledge,” said Daniel P. Gold, Ph.D., President and Chief Executive Officer of MEI Pharma. “In addition to firsthand experience leading an emerging hematology drug development company, Nick has an extensive background in business development and strong relationships within the life science investment community. We look forward to the benefit of his experience as we execute multiple Phase II clinical trials of Pracinostat in the months ahead and formulate strategies for maximizing its value.”

Dr. Glover served as President and Chief Executive Officer of YM BioSciences from November 2010 until the completion of its acquisition by Gilead. YM’s lead drug candidate, CYT387, was an orally administered JAK inhibitor being developed for the treatment of myelofibrosis. Previously, Dr. Glover was President and Chief Executive Officer of Viventia Biotech, a biopharmaceutical company involved in the discovery and development of monoclonal antibody-based technologies for the treatment of cancer. Prior to joining Viventia, he was an investment manager at MDS Capital, a life sciences venture capital firm. Dr. Glover holds a B.Sc. (Hons) in Chemistry from the University of East Anglia, U.K., and a Ph.D. in Chemistry from Simon Fraser University, Canada.

“I am pleased to be joining the board of MEI Pharma at such an exciting time,” said Dr. Glover. “The Company has a very promising lead drug candidate, Pracinostat, which has the potential to be both clinically and commercially differentiated. In addition, MEI Pharma is led by an excellent team, and I look forward to working with management and the board to assist in the Company’s advancement.”

About MEI Pharma

MEI Pharma, Inc. (Nasdaq: MEIP) is a San Diego-based oncology company focused on the clinical development of novel therapies for cancer. The Company’s lead drug candidate is Pracinostat, a potential best-in-class, oral histone deacetylase (HDAC) inhibitor being developed for advanced hematologic malignancies such as myelodysplastic syndrome (MDS) and acute myeloid leukemia (AML). Results from a pilot Phase II clinical trial of Pracinostat in combination with azacitidine in patients with advanced MDS were presented at the American Society of Hematology Annual Meeting in December 2012 showing an overall response rate (CR+CRi+PR) of 89% (eight out of nine). The Company plans to initiate a randomized, placebo-controlled Phase II trial of Pracinostat in combination with azacitidine in patients with MDS in June 2013. In addition, MEI Pharma is developing two drug candidates derived from its isoflavone-based technology platform, ME-143 and ME-344. For more information, go to www.meipharma.com.

Under U.S. law, a new drug cannot be marketed until it has been investigated in clinical trials and approved by the FDA as being safe and effective for the intended use. Statements included in this press release that are not historical in nature are “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. You should be aware that our actual results could differ materially from those contained in the forward-looking statements, which are based on management’s current expectations and are subject to a number of risks and uncertainties, including, but not limited to, our failure to successfully commercialize our product candidates; costs and delays in the development and/or FDA approval, or the failure to obtain such approval, of our product candidates; uncertainties or differences in interpretation in clinical trial results; our inability to maintain or enter into, and the risks resulting from our dependence upon, collaboration or contractual arrangements necessary for the development, manufacture, commercialization, marketing, sales and distribution of any products; competitive factors; our inability to protect our patents or proprietary rights and obtain necessary rights to third party patents and intellectual property to operate our business; our inability to operate our business without infringing the patents and proprietary rights of others; general economic conditions; the failure of any products to gain market acceptance; our inability to obtain any additional required financing; technological changes; government regulation; changes in industry practice; and one-time events. We do not intend to update any of these factors or to publicly announce the results of any revisions to these forward-looking statements.